BOND FUND SERIES

   Amendment to the Amended and Restated Agreement and Declaration of Trust

This amendment to the Amended and Restated Agreement and Declaration of Trust of Bond Fund Series (the "Restated Declaration of Trust") is executed this 10th day of June, 1998.

WHEREAS, the Trustees established Bond Fund Series (formerly known as Rochester Fund Series) (the "Trust"), a business trust currently with one series, Oppenheimer Convertible Securities Fund (formerly known as Oppenheimer Bond Fund for Growth), under the laws of the Commonwealth of Massachusetts, for the investment and reinvestment of funds contributed thereto, under an Agreement and Declaration of Trust dated January 10, 1986 as filed with the Commonwealth of Massachusetts on January 21, 1986, as amended on March 31, 1986, December 29, 1989, January 25, 1990 and April 23, 1993; and

WHEREAS, the Restated Declaration of Trust dated January 26, 1995 was filed by the Trust with the Commonwealth of Massachusetts on February 8, 1995 as amended on November 1, 1995 and filed with the Commonwealth of Massachusetts on November 7, 1995; subsequently amended on February 1, 1996 and filed with the Commonwealth of Massachusetts on February 7, 1996; further amended on June 17, 1997 and filed with the Commonwealth of Massachusetts on August 12, 1997 and last amended on April 1, 1998 and filed with the Commonwealth of Massachusetts on April 9, 1998; and

WHEREAS, Section 7.3 of the Restated Declaration of Trust requires that amendments thereto be by an instrument in writing signed by an officer of the Trust pursuant to a majority vote of the Trustees and filed with the Commonwealth of Massachusetts; and

WHEREAS, the Trustees now desire to amend the Restated Declaration of Trust and such amendment and filing thereof has been approved by a majority of the Trustees.

NOW, THEREFORE,

1. The Restated Declaration of Trust, as amended, is hereby further amended to include a reference in Section 3.1(b) thereof entitled "Election and Term" to retirement of a Trustee and a reference in Section 3.1(c) thereof entitled "Resignation and Retirement" to mandatory retirement of Trustees as set forth in the Trust's Retirement Plan for Non-interested Trustees or Directors, as the same may be amended from time to time.

2. Section 3.1(b) shall be amended by replacing the second sentence thereof with the following:

      Each Trustee, whether named above or hereafter becoming a trustee, shall serve as a Trustee of the Trust and of each Series of the Trust hereunder during the lifetime of this Trust and until its termination as hereinafter provided except as such Trustee sooner dies, resigns, retires or is removed.

3.  Section 3.1(c) shall be amended to read in its entirety as follows:

      (c) Resignation and Retirement. Any Trustee may resign his trust or retire as Trustee by written instrument signed by him and delivered to the other Trustees or to any officer of the Trust, and such resignation or retirement shall take effect upon such a delivery or upon such later date as is specified in such instrument and shall be effective as to the Trust and each Series of the Trust hereunder. Notwithstanding the foregoing, any and all Trustees shall be subject to the provisions with respect to mandatory retirement set forth in the Retirement Plan for Non-interested Trustees or Directors adopted by the Trust, as the same may be amended from time to time.

4. These revisions to the Restated Declaration of Trust, as amended, shall become effective on June 15, 1998.

5. All other terms and conditions of the Restated Declaration of Trust, as amended, shall remain the same.


      IN WITNESS WHEREOF, the undersigned has caused this Amendment to be signed under penalties of perjury on the day and year first set forth above.


                                                Bond Fund Series


                                                ------------------------------
                                                      Robert G. Zack,
Assistant Secretary






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